                                                                   EXHIBIT 10.26

                                SERVICE AGREEMENT

     THIS SERVICE AGREEMENT is entered into this 30th day of November by and between PHYCOR OF WESTERN TIDEWATER, INC., a Tennessee corporation also known as SynerPhy of Suffolk, Inc. ("SynerPhy"), and LAKEVIEW MEDICAL CENTER, INC., a Virginia corporation ("Lakeview"):

                              W I T N E S S E T H:

     WHEREAS, Lakeview is a physician group located in Suffolk, Virginia;

     WHEREAS, SynerPhy is in the business of providing support services to physician groups;

     WHEREAS, SynerPhy and Lakeview are parties to that certain Service Agreement, dated January 1, 1998 (the "Service Agreement") and SynerPhy's sole shareholder, PhyCor, Inc. ("PhyCor"), and Lakeview are parties to that certain Asset Repurchase Agreement dated January 1, 1998, both of which are being terminated simultaneously with the execution of this Agreement pursuant to that certain Termination and Release Agreement of even date herewith;

     WHEREAS, simultaneously with the execution of this Agreement, Lakeview and SynerPhy are entering into an Asset Repurchase Agreement of even date herewith for the purchase of all of the tangible assets and the assumption of certain liabilities of SynerPhy as set forth therein (the "Asset Repurchase Agreement");

     WHEREAS, SynerPhy desires to enter into this Agreement with Lakeview pursuant to which Lakeview will purchase from SynerPhy and SynerPhy will deliver to Lakeview services relating to the business operations of Lakeview.

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, Lakeview hereby agrees to purchase the management and support services herein described and SynerPhy agrees to provide such services on the terms and conditions provided below.

                         I. RELATIONSHIP OF THE PARTIES

     1.1 Independent Relationship; Relationship with Lakeview. Lakeview, on the one hand, and SynerPhy, on the other hand, intend to act and perform as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between such parties. Notwithstanding the services to be performed by SynerPhy hereunder, SynerPhy and Lakeview agree that Lakeview shall retain the authority to direct the medical, professional, and ethical aspects of the medical practice of Lakeview. SynerPhy shall neither exercise control over nor interfere with the physician-patient relationship, which shall be maintained strictly between the physicians of Lakeview and their patients.

     1.2 Patient Referrals. The parties agree that the benefits to Lakeview hereunder do not require, are not payment for, and are not in any way contingent upon the admission, referral or any other arrangement for the provision of any item or service offered by SynerPhy to any patients in any facility or laboratory managed or operated by SynerPhy.

                             II. DUTIES OF SYNERPHY

     2.1 Performance of Services. Lakeview hereby engages SynerPhy to provide or arrange for the services set forth in this Article II for the benefit of Lakeview. The services provided shall be performed in a manner consistent with other professionals providing consulting and financial services to medical practices. The parties acknowledge and agree that the ability of SynerPhy to successfully perform the services described hereunder will depend, in part, upon Lakeview's decisions regarding its operations, since Lakeview retains final authority over all decisions regarding the operations of Lakeview, including a right of approval with respect to the implementation and execution of any and all policies and directives recommended by SynerPhy from time to time. Lakeview expressly agrees that SynerPhy shall not be held accountable or responsible to Lakeview in the event that Lakeview's failure to authorize the implementation and/or execution of policies or directives recommended by SynerPhy results, directly or indirectly, in negative financial and/or operational consequences to Lakeview and further agrees that the occurrence of such negative financial and/or operational consequences shall not be deemed, or cited as evidence of, a breach of this Agreement by SynerPhy. Lakeview hereby acknowledges that SynerPhy needs and shall be granted reasonable access to the data and systems of Lakeview relating to the operations of Lakeview so that SynerPhy may perform its duties pursuant to this Agreement. SynerPhy and Lakeview agree that Lakeview and only Lakeview (or any permitted assignee hereunder) will perform the medical functions of its practice. SynerPhy will have no authority, directly or indirectly, to perform, and will not perform, any medical function.

     2.2 Duties and Responsibilities of SynerPhy. Except as may be provided herein, the parties acknowledge and agree that SynerPhy is being engaged by Lakeview to provide only those specific services and to perform only those specific duties and responsibilities set forth in this Agreement, and that SynerPhy is not assuming responsibility for the general management of Lakeview's operations. SynerPhy shall, upon the request of

Lakeview from time to time, have the following duties and responsibilities pursuant to this Agreement. SynerPhy shall comply with all federal, state and local laws and ordinances in performing under this Agreement.

         (a) SynerPhy shall assist with the preparation of the annual capital and operating budgets of Lakeview reflecting Lakeview's anticipated revenues and expenses and sources and uses of capital. Such budgets shall be prepared in accordance with guidelines established therefor from time to time by SynerPhy (including the format thereof and the timing of the preparation and presentation thereof). The proposed operating and capital budgets shall be presented to Lakeview by SynerPhy for modification and approval. In addition, representatives of SynerPhy or PhyCor shall meet at least annually with representatives of Lakeview as part of the foregoing budget process to discuss the services Lakeview anticipates it will need from SynerPhy during the next year.

         (b) SynerPhy shall assist the Lakeview no less than annually in the development of a Lakeview-approved strategic plan. Such plan shall set forth the efforts, methods and resources SynerPhy believes are needed to implement the proposed strategic plan and to which they are willing to commit their services. In addition to the foregoing strategic plan, SynerPhy shall also develop, as requested, written recommendations as to Lakeview's staff and shall recommend for review and approval by Lakeview efficient practice work flows and a determination of the optimal combination of physicians and support staff which is needed based on the applicable patient population.

         (c) SynerPhy shall annually evaluate, review and submit in writing for review to Lakeview recommended alterations, if any, to the physician income distribution plan utilized by Lakeview and submit for review by the Finance/Compensation Committee any recommended additional alterations. SynerPhy shall also evaluate and recommend to Lakeview alterations to the form of employment agreements entered into between Lakeview and its physician employees, it being understood that Lakeview solely shall determine the content of such employment agreements.

         (d) SynerPhy shall regularly advise Lakeview as to the relationship between the performance of medical functions and the overall administrative and business functioning of Lakeview. Personnel of Lakeview who provide medical care services shall in no event be subject to any direction or control by, or liability to, SynerPhy.

         (e) SynerPhy shall assist the Lakeview's administrative staff with their review, from time to time, of the operations of the Lakeview's billing and collections department. With the prior written approval of Lakeview, SynerPhy may engage third parties at its own expense that shall assist SynerPhy in making recommendations to Lakeview with respect to the foregoing. SynerPhy shall not be obligated for any costs or expenses associated with the billing and collection of Lakeview accounts and any legal proceedings instituted by Lakeview with respect to collections thereof. The parties acknowledge and agree that coding for procedures performed by Lakeview's providers shall be the sole responsibility of Lakeview and that neither SynerPhy nor PhyCor shall have any control over such coding or other day-to-day functions of the billing and collections department.

         (f) No later than February 1, 2001, SynerPhy shall review and assess the information systems utilized by Lakeview including, but not limited to, billing, accounting and medical records, and, no later than March 31, 2001, shall make recommendations in writing to Lakeview as to alterations to the existing information system or the necessity of obtaining new or additional systems to meet the needs of Lakeview. As part of the approval of the third party engagements, Lakeview must approve the terms of such engagement, including the financial terms related thereto. If Lakeview determines to proceed with alterations to the information systems as recommended by SynerPhy, Lakeview shall select the vendor and systems to be acquired by Lakeview, as applicable, or to be used in any upgrade, replacement or alteration to such systems. Any costs and expenses associated with the implementation of any recommendations approved by Lakeview and the purchase of any equipment, fixtures, inventory, supplies, software or services in connection therewith shall be at the sole expense of Lakeview. Pursuant to the Asset Repurchase Agreement, Lakeview is purchasing from SynerPhy all of the computer hardware and equipment owned by SynerPhy and the owned and licensed software currently contained on or pertaining to such computer hardware, other than software proprietary to SynerPhy or PhyCor (said software being described in Exhibit 2.2(f), attached hereto). During the term of this Agreement, SynerPhy and PhyCor shall make its proprietary software (including any upgrades, updates, revisions or successor versions of such software) available to Lakeview for its use at no additional cost to Lakeview as soon as such software is made available to any other medical group receiving management services from PhyCor or any affiliate thereof.

         (g) SynerPhy shall assess the central business office operations of Lakeview no less than quarterly and shall recommend in writing to Lakeview alterations to such operations. Such review shall include a review of central business office procedures, staffing levels and the operations of the central business office. Any costs and expenses associated with the implementation of any recommendations approved by Lakeview shall be at the sole cost of Lakeview.

         (h) SynerPhy shall assist Lakeview in recruiting additional physicians solely by reviewing and making recommendations as to the administrative functions related to the recruitment of physicians. Lakeview shall make the ultimate decision as to the suitability of any physician to become associated with Lakeview. All recruited physicians employed by Lakeview shall be solely employees of Lakeview and not of SynerPhy to the extent such physicians are hired as employees. Lakeview shall be solely responsible for any expenses incurred in the recruitment of physicians, including, but not limited to, employment agency fees, and relocation and interviewing expenses.

         (i) SynerPhy shall provide Lakeview with a comprehensive written review, including the provision of actuarial services at no charge, and assist Lakeview in the negotiation and maintenance of all managed care contracts, and shall consult with Lakeview and make recommendations to Lakeview on professional or clinical matters relating thereto.

         (j) SynerPhy shall, at the request of Lakeview, review and analyze third party contracts, including vendor contracts and real estate leases, to which Lakeview is a party or into which Lakeview is contemplating entering and provide Lakeview with a written summary and analysis of such review. SynerPhy shall also make recommendations as to facility consolidations and office relocations. Following its initial review of the foregoing, SynerPhy shall, during the term hereof, provide oversight and on-going review of such third party contracts. The parties acknowledge and agree that neither SynerPhy nor PhyCor, nor any representative or employee of them, shall have any obligation to execute or otherwise enter into any contract on behalf of Lakeview or in connection with services provided to Lakeview. All contracts related to the operations of Lakeview will be executed and entered into by an authorized employee or officer of Lakeview.

         (k) In addition to the duties and responsibilities of SynerPhy outlined above and elsewhere in this Agreement, SynerPhy shall make available for the benefit of Lakeview such other services which are offered from time to time by PhyCor for the benefit of PhyCor's affiliated physician groups to the extent requested by Lakeview. Lakeview acknowledges and agrees that such other services will change during the term of this Agreement, with some programs being deleted and new programs added, and that the commitment provided herein as to access to such other services shall be only to the extent of the services provided from time to time by PhyCor. If new services are offered by PhyCor or its affiliates in addition to the services provided pursuant to this Agreement, Lakeview may purchase such additional services for a mutually agreed upon price. SynerPhy agrees that it will maintain adequate personnel and resources to provide such additional services to Lakeview as set forth herein, and that it shall make such personnel and resources available to Lakeview upon reasonable notice and at reasonable times during the term of this Agreement. Notwithstanding the foregoing, any services offered by CareWise, Inc., North American Medical Management, Inc., each a subsidiary of PhyCor, or any other affiliate of PhyCor engaged in a similarly distinct line of business, shall not be included in the additional services to be provided by SynerPhy hereunder, and any costs associated with Lakeview's use of those entities and the additional services they provide, except to the extent that such entities provide the basic contractual obligations of SynerPhy hereunder, shall be borne entirely by Lakeview.

         (l) Lakeview acknowledges that Lakeview has adopted a regulatory compliance plan. Lakeview and SynerPhy shall review on a regular basis the regulatory compliance plan and discuss revisions, additions and deletions to such compliance plan, it being understood that the final determination as to whether Lakeview will adopt and implement any changes to its compliance plan will be made by Lakeview in its sole discretion.

         (m) Lakeview understands and agrees that in performing the services described in Sections 2.2(a) through (l), SynerPhy may, with Lakeview's prior written approval, engage third parties to assist SynerPhy in satisfying its management and service obligations. SynerPhy, in its sole discretion, shall be responsible for selecting any such third parties once Lakeview has approved the engagement thereof. Any engagement by SynerPhy of such third parties approved by Lakeview shall be entered into in the name of Lakeview and all costs and expenses associated with such third party engagement shall be at Lakeview's sole expense. The prior written approval of Lakeview of any third party engagement shall include approval of the terms, including the financial terms, of such engagement. The foregoing provision shall not be construed to relieve SynerPhy of its obligation to perform the services described in Sections 2.2(a) though 2.2(l) in the event that Lakeview declines to approve any third party engagement related thereto.

     2.3 SynerPhy Personnel. (a) SynerPhy shall provide to Lakeview the services of designated employees of PhyCor. All costs associated with these individuals, including, but not limited to, compensation, benefits and severance expenses, payroll taxes, and travel and out-of-pocket expenses, will be the sole obligation of SynerPhy.

         (b) Lakeview agrees that it will not, either directly or indirectly, solicit for employment any individuals employed by SynerPhy or PhyCor during the term of this Agreement nor for a period of twelve (12) months following the termination of this Agreement.

     2.4 Certain Contracting. In the event that, during the term hereof, Lakeview elects to pursue the formation of an IPA or similar physician organization, prior to selecting a manager of the organization, Lakeview will notify SynerPhy of its intent and will allow SynerPhy thirty (30) days within which to develop and present to Lakeview a proposal whereby PhyCor's affiliate, North American Medical Management, Inc, or one of its subsidiaries, would manage the organization. Notwithstanding the foregoing, the decision regarding who will be the manager of the IPA or physician organization will be made by Lakeview, in its sole discretion.

     2.5 Events Excusing Performance. SynerPhy shall not be liable to Lakeview for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies, the failure of hardware or software to function in the manner intended as a result of the inability to process information relating to a date beyond December 31, 1999 (as more commonly referred to, the "Y2K Problem" or the "Millennium Bug") whether such problems arises in hardware or software owned by Lakeview, any vendor or customer of Lakeview or any other third party (including but not limited to government agencies), or other events over which SynerPhy has no control for so long as such events continue.

                          III. OBLIGATIONS OF LAKEVIEW

     3.1 Professional Services. Lakeview shall provide professional services to patients in compliance at all times with ethical standards, laws and regulations applying to the medical profession. Lakeview shall ensure that each physician associated with Lakeview to provide medical care to patients of Lakeview is licensed by the Commonwealth of Virginia. Lakeview shall carry out a program to monitor the quality of medical care practiced at Lakeview.

     3.2 Medical Practice. Lakeview shall comply with all applicable federal, state and local laws, rules and ordinances and all applicable standards of medical care.

     3.3 Employment of Physicians. Lakeview shall have complete control of and responsibility for the hiring, compensation, supervision, evaluation and termination of the physician employees of Lakeview, although SynerPhy shall consult with Lakeview respecting such matters. Lakeview shall be responsible for the payment of such physician employees' salaries and wages, benefits, payroll taxes and all other taxes and charges now or hereafter applicable to them. Lakeview shall also be responsible solely for the cost of physicians' membership in professional associations, and their continuing professional education. With respect to physicians, Lakeview shall only employ and contract with licensed physicians meeting applicable credentialing guidelines established by Lakeview. Lakeview shall consider guidelines suggested by SynerPhy from time to time in establishing the duties and responsibilities of the officers of Lakeview. Lakeview shall also consider guidelines suggested by SynerPhy for the development and implementation of a succession plan that contemplates the efficient transition of leadership for Lakeview upon the death, disability, resignation, removal or other termination of the key leadership positions of Lakeview.

     3.4 Employment of Personnel. Lakeview shall employ all personnel necessary to conduct the day-to-day operations of Lakeview, including the Executive Director, Chief Financial Officer and Chief Operating Officer, if applicable. No employee of Lakeview providing medical services shall be subject to the supervision of any SynerPhy or PhyCor employee. Lakeview shall be responsible solely for the payment of such employees' salaries and wages, benefits, payroll taxes and all other taxes and charges now or hereafter applicable to them, although at the request of Lakeview, SynerPhy shall consult with Lakeview respecting such matters. The chief administrative staff of Lakeview shall be reasonably available to work with SynerPhy and PhyCor personnel to implement the directives, plans, strategies and services approved by Lakeview.

     3.5 Access to Information and Data. Lakeview understands and agrees that SynerPhy must have access to financial and other operating data and systems maintained by Lakeview relating to the operations of Lakeview to be able to provide the services contemplated in this Agreement, including, but not limited to, the performance initiatives described in Section 3.8. SynerPhy shall, with Lakeview's prior approval, be afforded access to all such information and data of Lakeview concerning the operations of Lakeview, including, but not limited to, financial data, physician data, patient level data to track clinical and financial outcomes, accounts receivable data, accounts payable data, employee payroll information, all systems and programs on which such data and information are stored, all paper records and files where such information is held, and all electronic records relating to the foregoing. Subject, in all instances, to applicable federal and state laws and regulations, SynerPhy shall have the right to aggregate and assimilate such data and information with and into similar data and information from physician groups managed by PhyCor and its affiliates as provided in Section 7.1 hereto. SynerPhy shall also be permitted access to employees of Lakeview who are responsible for maintaining and processing all such information and data. Lakeview also agrees to produce such reports based on the foregoing data and information, as SynerPhy shall reasonably request from time to time in connection with SynerPhy's performance of its duties under this Agreement.

     3.6 Insurance. (a) Lakeview shall provide to SynerPhy, upon SynerPhy's request, evidence of Lakeview's comprehensive professional liability insurance with coverage levels of at least one million dollars per occurrence and three million dollars in the aggregate, as well as general liability and umbrella insurance. In no event shall SynerPhy be liable in any respect for any amounts not covered by the foregoing policies, whether such non-coverage relates to satisfaction of deductibles, claims in excess of policy limits, or otherwise.

         (b) SynerPhy and PhyCor shall be named as an additional insured under the comprehensive professional liability policies provided for in Section 3.6(a) above. SynerPhy shall be provided the endorsement evidencing SynerPhy and PhyCor being named as an additional insured no later than the date hereof and upon the annual renewal of such policies each policy year. Lakeview shall also provide that SynerPhy receive written notice from the carrier of any substantive changes to the policies and any cancellation or expiration of such policies no less than thirty (30) days prior to the effective date of any such change, cancellation or expiration.

     3.7 Facilities. During the term of this Agreement, Lakeview agrees to provide or make available the offices and facilities occupied by Lakeview as of the date hereof to the extent reasonably necessary during normal business hours for SynerPhy to provide the services contemplated by this Agreement.

     3.8 Participation in PhyCor Performance Initiatives.As part of the services provided under this Agreement, from time to time SynerPhy will propose that Lakeview participate in certain of PhyCor's performance initiatives, which initiatives include care management, outcomes management, patient satisfaction, staffing management system, excellence 2000 and provider effectiveness program. Lakeview acknowledges that SynerPhy's ability to create improvements in Lakeview's operations will be significantly hindered if Lakeview elects not to participate in such performance initiatives as are reasonably proposed by SynerPhy from time to time. Lakeview agrees that it will consider participating in and adopting all such performance initiatives, provided that the final determination as to whether Lakeview will participate in any or all of those initiatives will be made by Lakeview in its sole discretion. SynerPhy's services hereunder will include, without limitation, the provision of all requisite training sessions, training materials and other items or services typically used by SynerPhy and PhyCor in the implementation of PhyCor's performance initiatives.

     3.9 Events Excusing Performance. Lakeview shall not be liable to SynerPhy for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies, the failure of hardware or software to function in the manner intended as a result of the inability to process information relating to a date beyond December 31, 1999 (as more commonly referred to, the "Y2K Problem" or the "Millennium Bug") whether such problem arises in hardware or software owned by Lakeview, any vendor or customer of Lakeview or any other third party (including but not limited to government agencies), or other events over which Lakeview has no control for so long as such events continue.

     3.10 Attendance at Lakeview Meetings. Lakeview agrees that SynerPhy shall have the right to have at least one person selected by SynerPhy in attendance at any meeting of the Board of Directors of Lakeview so that the SynerPhy representative may present information and answer questions concerning the operations of Lakeview and the provision of services by SynerPhy pursuant to this Agreement. Such right shall be subject to restriction by Lakeview if the subject matter of all or any part of the meeting so requires, in the reasonable determination of Lakeview. Such SynerPhy representative shall be provided with notice of each meeting of the Board of Directors at which a SynerPhy representative is to make a presentation in the same manner and at the same time as members of the Board of Directors. Lakeview acknowledges and agrees that Lakeview's Board or other designated entities represent the only formal forum at which SynerPhy can present proposals and recommendations for the improvement of Lakeview's practice. Lakeview therefore agrees to hold Board meetings on a regularly scheduled basis, and, if SynerPhy so requests from time to time, Lakeview agrees to call a special Board meeting as may be reasonably requested by SynerPhy to hear specific proposals and/or recommendations which SynerPhy deems important or time sensitive.

     3.11 Recommendations of SynerPhy. Lakeview agrees to give full consideration to all recommendations made by SynerPhy related to the operations of Lakeview, provided that the final decision as to whether to act upon any such recommendations shall be made by Lakeview, in its sole discretion. Lakeview acknowledges that SynerPhy's ability to successfully perform the services described hereunder may be impaired in the event that Lakeview fails to act on recommendations made by SynerPhy from time to time. Lakeview further acknowledges and agrees that SynerPhy shall not be held accountable or responsible to Lakeview in the event that Lakeview's failure to act on such SynerPhy recommendations results, directly or indirectly, in negative financial and/or operational consequences to Lakeview and further agrees that the occurrence of such consequences shall not be deemed, or cited as evidence of, a breach of this Agreement by SynerPhy.

     3.12 Responsibility to Provide Capital. During the term hereof, Lakeview shall have the sole responsibility of providing capital and funding necessary to maintain Lakeview's operations, including, but not limited to, the responsibility to (i) enter into any contracts, leases or agreements necessary or appropriate for the operations of Lakeview, (ii) pay for the recruitment, hiring and employment of any Lakeview personnel, or the costs of contracting with the third parties, necessary for the provision of services on behalf of Lakeview or at Lakeview facilities, except as otherwise provided herein, (iii) pay any operating and other expenses related to the operations of Lakeview, (iv) fund the purchase of any medical or other equipment, furniture, fixtures, supplies and other assets necessary for the operations of Lakeview, (v) fund the cost of any renovations, repairs or upgrades to Lakeview's facilities or of moving from one facility to another, and (vi) incur any other liabilities or fund any other capital requirements necessary or appropriate for the operations of Lakeview. Neither SynerPhy nor PhyCor shall have any obligation to provide capital to the Lakeview during the term hereof.

                           IV. FINANCIAL ARRANGEMENTS

     4.1 Fee.

         (a) Unless and until this Agreement expires or is earlier terminated as provided herein, as consideration for the services being provided hereunder by SynerPhy, Lakeview shall pay SynerPhy a flat fee (the "Fee") in an amount equal to $60,000 per month.

         (b) The Fee to be paid to SynerPhy under this Section 4.1 shall be payable by the tenth (10th) day of the month following the month for which such Fee is being paid.

         (c) Subject to the right of setoff described in paragraph (d) below, if PhyCor or SynerPhy fails to pay any amounts when due under the 7% Subordinated Convertible Note due December 31, 2000, the 7% Subordinated Convertible Note due December 31, 2001, and the 7% Subordinated Convertible Note due December 31, 2002 (each, a "Note" and collectively the "Notes"), Lakeview shall have, at its option, the right to setoff any amounts due Lakeview under the Notes against the Fee due SynerPhy hereunder, until such amounts due Lakeview under the Notes have been completely recovered through setoff. Such setoff right is in addition to the right of Lakeview to terminate this Agreement as a result of such failure to pay under the Notes.

         (d) Subject to the right of setoff described in paragraph (c) above, if Lakeview fails to pay any amounts due under this Agreement by Lakeview, PhyCor and SynerPhy shall have, at their option, the right to setoff any amounts due SynerPhy hereunder against amounts due Lakeview under the Notes, until such amounts due SynerPhy under this Agreement have been completely recovered through setoff. Such setoff right is in addition to the right of SynerPhy to terminate this Agreement as a result of such failure to pay by Lakeview.

     4.2 Reimbursement of Expenses.Each month during the term hereof, Lakeview will, in addition to the Fee, pay SynerPhy an amount sufficient to reimburse SynerPhy for any costs incurred by SynerPhy that: (1) have the prior written approval of Lakeview; (2) are solely attributable to Lakeview's operations; and
(3) are reasonably documented. Such amounts will be delivered to SynerPhy within thirty (30) days of Lakeview's receipt of an invoice from SynerPhy setting forth in detail the amount and nature of such expenses accompanied by supporting documentation.

     4.3 Compensation Reasonable. Lakeview and SynerPhy agree that the compensation payable to SynerPhy under Sections 4.1 and 4.2 is being paid to SynerPhy in consideration of the services performed by SynerPhy hereunder. The parties further agree that such fees are fair and reasonable and have been bargained for at arms' length.

                             V. TERM AND TERMINATION

     5.1 Term of Agreement. This Agreement shall commence on the date first written above and shall expire on the fifth (5th) anniversary hereof, unless earlier terminated pursuant hereto.

     5.2 Termination without Cause. Either party may terminate this Agreement at any time without cause by (i) providing the other party with ninety (90) days advance written notice of such termination, and (ii) on or before the effective date of the termination, paying to the other party a cash payment in the amount of the termination fee calculated in accordance with Exhibit 5.2 attached hereto (the "Termination Fee").

     5.3 Termination by Lakeview. Lakeview may terminate this Agreement "for cause" and without payment of any Termination Fee as follows:

         (a) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by SynerPhy, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by SynerPhy, except for the filing of a petition in involuntary bankruptcy against SynerPhy which is dismissed within thirty (30) days thereafter, Lakeview may terminate this Agreement immediately by giving written notice thereof to SynerPhy, subject to the provisions of Section 5.3(d) below.

         (b) If SynerPhy or PhyCor fail to pay any amounts due under the Notes as such amounts become due and payable, and such failure to pay continues following proper notice thereof and the expiration of any applicable cure period, Lakeview may terminate this Agreement upon the expiration of such cure period by delivering written notice of such termination to SynerPhy.

         (c) In the event that (i) Lakeview, in good faith, alleges gross mismanagement by SynerPhy in the performance of any duty or obligation imposed upon it by this Agreement or an intentional failure by SynerPhy to perform any such duty or obligation, and (ii) the arbitrator in binding arbitration conducted in accordance with Section 8.4 hereof finds (A) that such gross mismanagement or intentional failure to perform has occurred and (B) that such gross mismanagement or intentional failure to perform has had a material adverse impact on Lakeview's business, then Lakeview may terminate this Agreement immediately following the determination of such arbitrator, subject to the provisions of Section 5.3(d) below.

         (d) Prior to any termination under Sections 5.3(a) or (c) above and as a condition precedent to its right to terminate under those Sections, Lakeview agrees that it will forgive any amounts outstanding under the Notes, mark the Notes "Cancelled" and "Paid in Full" and return the notes to PhyCor.

     5.4 Termination by SynerPhy. SynerPhy may terminate this Agreement "for cause" and without payment of any Termination Fee as follows:

         (a) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by Lakeview, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by Lakeview, except for the filing of a petition in involuntary bankruptcy against Lakeview which is dismissed within thirty (30) days thereafter, SynerPhy may give notice of the immediate termination of this Agreement.

         (b) In the event Lakeview shall materially default in the performance of any duty or obligation imposed upon it by this Agreement, including the failure to pay any amounts payable hereunder, and such default shall continue for a period of thirty (30) days (or fifteen (15) days if the default by Lakeview is a failure to pay any amounts payable by Lakeview to SynerPhy hereunder) after written notice thereof has been given to Lakeview by SynerPhy, SynerPhy may terminate this Agreement immediately.

     5.5 Repayment of Indebtedness after Termination or Expiration. In the event of a termination of this Agreement for any reason whatsoever, the parties agree to the following: within thirty (30) days after such termination, each party shall repay to the other party any indebtedness owned to the other party existing at the time of such termination, including, but not limited to, any unpaid Fee for services previously rendered prior to the termination date or any expenses incurred by SynerPhy which would otherwise have been reimbursed as provided in Article IV.

                            VI. RESTRICTIVE COVENANTS

     6.1 The parties recognize that the services to be provided by SynerPhy shall be feasible only if Lakeview operates an active medical practice to which the physicians associated with Lakeview devote their full time and attention. To that end, during the term of this Agreement, Lakeview hereby covenants and agrees to obtain and enforce written agreements from its physician members or shareholders and physician employees in substantially the form of the existing agreements in place with respect to such physicians. Lakeview acknowledges that it is in the best interests of Lakeview and SynerPhy to obtain and enforce such agreements (including specifically the restrictive covenant and liquidated damage provisions contained therein as they exist as of the date hereof) to maintain a stable, productive physician group.

             VII. RECORDS; OWNERSHIP OF INFORMATION; CONFIDENTIALITY

     7.1 Patient Records. During the term of this Agreement and upon and after the termination of this Agreement, Lakeview shall retain all patient medical records maintained by Lakeview or SynerPhy in the name of Lakeview. Lakeview shall, at its option, be entitled to retain copies of financial and accounting records relating to all services performed by SynerPhy. Notwithstanding the foregoing, but subject in all instances to applicable federal and state laws and regulations, SynerPhy may from time to time, with Lakeview's prior written approval, collect patient data and other information from Lakeview which will be aggregated and assimilated with similar information from physician groups managed by PhyCor and its affiliates. Such aggregated data and all reports containing such information shall be the exclusive property of PhyCor and its affiliates and any commercialization of such data or information shall be for the sole and exclusive benefit of PhyCor and its affiliates. Nothing contained herein shall authorize SynerPhy or such entities affiliated with PhyCor to own or use any patient information in violation of federal or state laws or regulations or the patient's legal rights. SynerPhy shall ensure that any patient identifying information pertaining to patients of Lakeview (including, but not limited to, patient names, identification numbers, employer names, addresses, telephone numbers and e-mail addresses) is not included in such aggregation of patient data or otherwise used in a way that is violative of such patients' right of confidentiality or applicable federal or state laws or regulations. SynerPhy and PhyCor shall bear the sole and exclusive responsibility for determining the lawfulness of this practice with respect to patient information. Lakeview shall have access at no expense to all such data and reports obtained or prepared by SynerPhy and PhyCor in accordance with this Paragraph including, reports on performance initiatives set forth in Section 3.8, and including, without limitation, all reports and other documents containing all or part of such data or based upon such data.

     7.2 Records Owned by SynerPhy.SynerPhy retains all ownership and other rights in all systems, manuals, computer software, materials, and other information, in whatever form, provided by or developed by SynerPhy or entities affiliated with SynerPhy in the performance of its obligations under this Agreement (the "SynerPhy Materials"). Nothing contained herein shall be construed as a license or transfer of any such SynerPhy Materials or any portion thereof to Lakeview. Upon the expiration or termination for any reason of this Agreement, SynerPhy shall have the right to retain all such SynerPhy Materials, and Lakeview shall, upon request of SynerPhy, deliver to SynerPhy all such SynerPhy Materials. Lakeview shall be allowed to retain only those materials developed by Lakeview and SynerPhy during the terms of this Agreement and which are used by Lakeview in its operations.

     7.3 Access to Records. (a) During the term of this Agreement and subject to all federal or state laws and regulations, Lakeview shall provide to SynerPhy access to the records and facilities of Lakeview during normal business hours to the extent reasonably necessary to enable SynerPhy to provide services hereunder. SynerPhy shall also provide to Lakeview reasonable access to the records and facilities of SynerPhy which pertain to the services provided by SynerPhy on behalf of Lakeview pursuant to this Agreement.

         (b) Upon the written request of the Secretary of Health and Human Services, the Comptroller General, or any of their authorized representatives, SynerPhy shall make available those contracts, books, documents and records necessary to certify the nature and extent of the costs of providing services under this Agreement. Such inspection shall be available for up to four (4) years after the rendering of such services. If SynerPhy carries out any of the duties under this Agreement through a subcontract with a value of $10,000 or more over a 12-month period with a related individual or organization, SynerPhy agrees to include this requirement in any subcontract. This Section 7.3(b) is included pursuant to and is governed by the requirements of Public Law 96-499, Sec. 952 and the regulations promulgated thereunder.

     7.4 Confidentiality. Except as set forth herein and except for disclosure to its bankers, underwriters, consultants or lenders, or as necessary or desirable for conduct of business, no party hereto shall disseminate or release to any third party any information regarding any provision of this Agreement, or any financial or other information regarding the other party (past, present or future) that was obtained by the party in the course of the negotiation of this Agreement or in the course of the performance of this Agreement, without the other party's prior written approval; provided, however, the foregoing shall not apply to information which (i) is generally available to the public other than as a result of a breach of the confidentiality provisions hereof; (ii) becomes available on a non-confidential basis from a source other than the party or its affiliates or agents, which source was not itself bound by a confidentiality agreement, or (iii) which is required to be disclosed by law, including securities laws or pursuant to court order. In addition, except as may be provided by applicable federal and state laws or regulations, the foregoing restrictions shall not prohibit SynerPhy from using data and information obtained by SynerPhy in performing its services under this Agreement in the context of presenting to other potential purchasers of services the results of SynerPhy's performance under this Agreement; provided that, prior to any such disclosure, SynerPhy has disclosed to Lakeview the information SynerPhy intends to disclose and the parties to whom SynerPhy intends to disclose such information. With Lakeview's prior written approval, this information may include the data evidencing economic improvements made for the benefit of Lakeview as a result of SynerPhy's services provided in this Agreement. Lakeview also acknowledges that SynerPhy may use the information obtained pursuant to this Agreement to implement similar arrangements with other clinics and medical groups, except as otherwise prohibited by federal or state laws or regulations, and that the use of the information and data obtained during the terms of this Agreement in such context shall in no event be a breach of the terms hereof.

                       VIII. INDEMNIFICATION; ARBITRATION

     8.1 Indemnification by Lakeview. Lakeview shall indemnify, hold harmless and defend SynerPhy, its officers, directors, shareholders and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical services or the performance of any intentional acts, negligent acts or omissions by Lakeview and/or its agents, and employees during the term hereof. Lakeview's indemnification obligation hereunder shall be secondary to, and reduced by, the amount of any applicable insurance coverage of SynerPhy covering the matters for which SynerPhy is seeking indemnification from Lakeview.

     8.2 Indemnification by SynerPhy. SynerPhy shall indemnify, hold harmless and defend Lakeview, its officers, shareholders, directors and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), whether or not covered by insurance, caused by or as a result of the performance of any intentional acts, negligent acts or omissions by SynerPhy and/or its shareholders, agents, and employees during the term of this Agreement. SynerPhy's indemnification obligation hereunder shall be secondary to, and reduced by, the amount of any applicable insurance coverage of Lakeview covering the matters for which Lakeview is seeking indemnification from SynerPhy.

     8.3 Rules Regarding Indemnification; Cumulative Remedies. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or third parties shall be subject to the following terms and conditions:

         (a) The indemnified party shall give prompt written notice to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreement contained in Sections 8.1 and 8.2 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known.

         (b) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. The indemnifying party shall select counsel in the applicable matter and shall provide, at its expense, a defense to the litigation.

         (c) Except as herein expressly provided, the remedies provided in this
Article VIII shall be cumulative and shall not preclude assertions by any party of any other rights or the seeking of any other rights or remedies against any other party hereto.

     8.4 Binding Arbitration.

         (a) Any dispute or action arising out of or relating to the right of either party to terminate this Agreement "for cause", as defined in Sections 5.3 and 5.4 hereof, shall be determined solely and exclusively by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") or any successor thereof ("Arbitration"). Any other dispute or action arising out of or relating to this Agreement which the parties are unable to resolve, including any and all federal and state statutory claims, federal and state public and private law issues and issues as to what matters are subject to Arbitration, may be determined by Arbitration upon the mutual agreement of the parties hereto. Prior to submitting any matter to mandatory Arbitration pursuant hereto, the parties agree to make themselves available to meet and use their best efforts to resolve the applicable matter by following good faith negotiations, which may include non-binding mediation upon the mutual agreement of the parties hereto.

         (b) In the event any party determines to submit an applicable action to Arbitration following compliance with the last sentence of 8.4 (a) above, such party shall give written notice thereof to the other party. If the parties are otherwise unable to agree on a mutually acceptable arbitrator within ten (10) days following the date of such written notice, the arbitrator shall be an arbitrator then affiliated with the American Arbitration Association ("AAA") in Suffolk, Virginia (a "qualified arbitrator"). The rules of arbitration then in effect for AAA shall be applied in such Arbitration. No qualified arbitrator shall have any financial interest in either of the parties to the Arbitration or the outcome of the Arbitration.

         (c) Judgment upon any award of the arbitrator shall be binding and shall be entered in a court of competent jurisdiction, if necessary. The award of the arbitrator may grant any relief which might be granted by a court of general jurisdiction, including, without limitation, by reason of enumeration, award of damages and/or injunctive relief.

         (d) The venue for any Arbitration pursuant hereto shall be Suffolk,

Virginia. The qualified arbitrator may award to the substantially prevailing party reasonable attorney's fees and expenses and the costs of the Arbitration.

                IX. REPRESENTATIONS AND WARRANTIES OF THE PARTIES

     Each of the parties hereto hereby represents and warrants to the other as follows:

     9.1 Organization, Power and Qualification. Each party is duly organized, validly existing and in good standing under the laws of the state in which it is organized and has full power to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of such party's business or the ownership or leasing of its properties make such qualification necessary. Each party has full corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.

     9.2 Authority; Binding Effect. Each party has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The directors, shareholders, members or partners and officers of each party have taken all action required, whether by law, such party's organizational documents or otherwise, to authorize the execution and delivery of this Agreement and the performance of transactions contemplated hereby. The execution, delivery, and performance of this Agreement constitutes the valid and binding agreement of each party enforceable in accordance with its term.

                                X. MISCELLANEOUS

     10.1 Assignment. This Agreement may not be assigned by either party without the express written consent of the other party to this Agreement; provided, however, SynerPhy may assign this Agreement to another entity which is controlled by or under the common control of PhyCor without the prior written consent of Lakeview.

     10.2 Whole Agreement; Modification. This Agreement constitutes the entire agreement between the parties and it expressly terminates and supersedes the Service Agreement. There are no agreements or understandings, written or oral, between the parties regarding this Agreement and the Exhibits, other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modification(s) shall be attached hereto.

     10.3 Notices. All notices required or permitted by this Agreement shall be in writing and shall be addressed as follows:

                  To Lakeview:          Lakeview Medical Center, Inc.
                                        2000 Meade Parkway
                                        Suffolk, VA 23434
                                        Attention:  President

                                        With a copy to:

                                        Matthew Jenkins, Esq.
                                        Hunton & Williams
                                        Riverfront Plaza, East Tower
                                        951 East Byrd Street
                                        Richmond, Virginia 23219-4074

                  To SynerPhy:          PhyCor of Western Tidewater, Inc.
                                        30 Burton Hills Blvd., Suite 400
                                        Nashville, TN  37215
                                        Attention:  General Counsel

or to such other address as either party shall notify the other.

     10.4 Binding on Successors. This Agreement shall be binding upon the parties hereto, and their successors, assigns, heirs and beneficiaries.

     10.5 Wavier of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

     10.6 Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. The parties acknowledge that SynerPhy is not authorized or qualified to engage in any activity that may be construed or deemed to constitute the practice of medicine. To the extent any act or service required of SynerPhy in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of medicine, the performance of said act or service by SynerPhy shall be deemed waived and forever unenforceable and the provisions of Section 10.7 shall be applicable.

     10.7 Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

     10.8 Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

     10.9 Attorney's Fees. If legal action is commenced by either party to enforce to defend its rights under this Agreement (including any Arbitration), the substantially prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

     10.10 Time is of the Essence. Time is hereby expressly declared to be of the essence in this Agreement.

     10.11 Contract Modifications for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, SynerPhy and Lakeview shall amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between SynerPhy and Lakeview.

     10.12 Remedies Cumulative. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from to time as often as occasion may arise or as may be deemed expedient, except as otherwise provided in Section 8.4.

     10.13 Language Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

     10.14 No Obligation to Third Parties. None of the obligations and duties of SynerPhy or Lakeview under this Agreement shall in any way or in any manner be deemed to create any obligation of SynerPhy or Lakeview to any person or entity not a party to this Agreement or to create any rights on behalf of any such person or entity.


                    [SIGNATURE APPEAR ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                     LAKEVIEW:

                                     LAKEVIEW MEDICAL CENTER, INC.


                                     By: /s/
                                         --------------------------------------
                                     Title: ___________________________________


                                     SYNERPHY:

                                     PHYCOR OF WESTERN TIDEWATER, INC.

                                     By: /s/
                                         --------------------------------------
                                     Title: ___________________________________